Exhibit l.2

September 24, 2010

K&L Gates LLP

Three First National Plaza

Suite 3100

Chicago, Illinois 60602

RE:    Nuveen New Jersey Dividend Advantage Municipal Fund 2

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Nuveen New Jersey Dividend Advantage Municipal Fund 2, a Massachusetts business trust (the “Fund”), in connection with the Fund’s Registration Statement on Form N-2 as such Registration Statement is proposed to be amended by Pre-Effective Amendment No. 1 to be filed with the Securities and Exchange Commission on or about September 24, 2010 (as proposed to be amended, the “Registration Statement”), with respect to certain of its MuniFund Term Preferred Shares, with a liquidation preference of $10 per share (the “Shares”). You have requested that we deliver this opinion to you, as special counsel to the Fund, for use by you in connection with your opinion to the Fund with respect to the Shares.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Fund;

(b) copies as filed with the Secretary of the Commonwealth of Massachusetts, of the Fund’s Declaration of Trust and of all amendments thereto on file in the office of the Secretary of the Commonwealth of Massachusetts (the “Declaration of Trust”);

(c) a draft of the Fund’s Statement Establishing and Fixing the Rights and Preferences of MuniFund Term Preferred Shares attached as Appendix A to the Statement of Additional Information included in the printer’s proof referred to in (e) below (the “Statement”);

(d) a certificate of the Secretary of the Fund, certifying as to, and attaching copies of, the Fund’s Declaration, By-Laws, and the resolutions of the Board of Trustees at meetings held on January 8, 2010, and July 26-28, 2010 (the “Resolutions”); and

(e) a printer’s proof dated September 23, 2010 of Pre-Effective Amendment No. 1.

K&L Gates LLP

September 24, 2010

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (e) above, that the Statement will be duly completed, executed and delivered in substantially the form included in the printer’s proof of Pre-Effective Amendment No. 1 referenced in paragraph (e) above and in accordance with the Resolutions, and that the Statement will be duly filed with the office of the Secretary of the Commonwealth of Massachusetts. We note that the Resolutions attached to the certificate referenced in paragraph (d) above are in draft form and we have assumed that such Resolutions, when finalized and approved by the Trustees, will be in substantially the form reviewed by us. We have further assumed that the Fund’s Declaration, Statement and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of issuance of such Shares. We have also assumed that, prior to the issuance of such Shares, the Fund will a receive written confirmation from each of Standard & Poor’s Financial Services, LLC, a subsidiary of The McGraw-Hill Companies and Moody’s Investors Service, Inc. with respect to the Fund’s outstanding preferred shares, as required under the Fund’s Amended and Restated Statement Establishing and Fixing the Rights and Preferences of Municipal Auction Rate Cumulative Preferred Shares, as filed with the office of the Secretary of the Commonwealth of Massachusetts on December 28, 2006, and thereafter, that the Fund will comply with any conditions contained in such confirmations.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents. As to our opinion below relating to the legal existence of the Fund, our opinion relies entirely upon and is limited by the certificate referenced in paragraph (a) above.

This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply. In addition, to the extent that the Fund’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Fund, except for the internal substantive laws of the Commonwealth of Massachusetts,

K&L Gates LLP

September 24, 2010

as aforesaid, we have assumed compliance by the Fund with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1. The Fund is legally existing under the Fund’s Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2. The Shares, when issued and sold in accordance with the Fund’s Declaration of Trust, Statement and By-Laws, will be legally issued, fully paid and non-assessable, except that, as indicated in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to your reliance on this opinion in connection with your opinion to the Fund with respect to the Shares, to the reference to our name in the Registration Statement under the heading “Legal Opinions” and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP